Exhibit 10.5

DATED 1 October, 1998

STANDARD AERO LIMITED                (1)

- and -

DAVID W SHAW                (2)

SERVICE AGREEMENT

as President

Lovell White Durrant
65 Holborn Viaduct
London
EC1A 2DY

A5/AMS/AMJ

SERVICE AGREEMENT

THIS AGREEMENT is made the 1st day of October 1998

BETWEEN:

(1)	Standard Aero Limited a company incorporated in Canada with number 102545-7 whose registered office is at 30th Floor, 360 main Street, Winnipeg, Manitoba R3C 4 G1 (the “Company”); and

(2)	David W Shaw of 55 Shoreline Drive, Winnipeg, Manitoba Canada R3P 2J7 (the “Executive”).

WHEREAS:

The Executive has agreed to be employed by the Company to serve the Company and its Associated Companies as President on the terms and conditions set out in this Agreement in substitution for any previous agreement or arrangement.

IT IS AGREED:

1.	Interpretation

1.1	In this Agreement the following words and expressions have the meanings set opposite them:

“Articles of Incorporation”	the Articles of Incorporation of the Company current at the date of this Agreement and as amended from time to time;

“Associated Company”	any company which from time to time is:

(a) a holding company of the Company; or

(b) any subsidiary undertaking of any such holding company or of the Company; or

(c) a company over which the Company has control within the meaning of the Canadian Business Corporation Act (the “CBCA”);

“Board”	the board of directors of Dunlop Standard Aerospace Group Limited from time to time;

“Chief Executive Officer”	the person holding office as chief executive officer of the Company from time to time.

“Completion”	completion of the acquisition of the companies comprising the BTR Aerospace Group pursuant to the acquisition agreements between Austrac Investments Limited, Dunlop International AG, BTR (European Holdings) B.V., Hawker Siddeley Management Limited, Hawkseley Holdings Limited, BTR Industries Limited, Standard Aero (Australia) Pty Limited, BTR Inc., H.S. Investments Inc., and Stewart Warner Corporation and Dunlop Standard Aerospace Group Limited and others;

“Completion Date”	the date on which Completion occurs;

“Investment Agreement”	the investment agreement dated 31 July 1998 and made between, amongst others, Dunlop Standard Aerospace Group Limited and the Executive, as that agreement may be amended from time to time;

“New Canadian Pension Plan”	the new pension plan to be established at Completion in relation to the Canadian target companies pursuant to the terms of the share and business sale and purchase agreement between Austrac Investments Limited, Dunlop Standard Aerospace (UK) Limited and others.

1.2	In this Agreement references to any statutory provision shall include such provision as from time to time amended, whether before, on or (in the case of re-enactment or consolidation only) after the date hereof, and shall be deemed to include provisions of earlier legislation (as from time to time amended) which have been re-enacted (with or without modification) or replaced (directly or indirectly) by such provision and shall further include all statutory instruments or orders from time to time made pursuant thereto.

1.3	Words and phrases defined in the CBCA, as amended, shall have the same meanings in this Agreement unless they are otherwise defined in this Agreement or unless the context or subject-matter otherwise requires.

2.	Appointment

2.1	The Company shall employ with effect from the Completion Date the Executive and the Executive shall serve the Company as President or in such other capacity as the Board may reasonably require.

2.2	The Executive warrants to the Company that by entering into this Agreement and performing his duties hereunder he shall not be in breach of any contract or other obligation binding on him.

2.3	This Agreement in conditional upon Completion taking place by no later than 31 November 1998

3.	Term

3.1	The Executive shall be employed for a period of two years from the date hereof (the “Commencement Date”) and thereafter until the expiry of not less than twelve calendar months’ written notice of termination given by either party to the other so as to expire at the end of the said period or any time thereafter. The Company reserves the right to terminate the Executive’s employment by payment in lieu of notice.

3.2	Notwithstanding the provisions of clause 3.1 the Executive’s employment shall terminate automatically when the Executive reaches the age of 65 years.

4.	Duties

4.1	During his employment hereunder the Executive shall:

(a)	perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in him by the Board in relation to the Company and any Associated Company;

(b)	devote the whole of his time, attention and ability to his duties hereunder at Winnipeg, Canada or at such place or places as the Board shall agree with the Executive subject always to reasonable value of any permanent relocation;

(c)	comply with all reasonable requests, instructions and regulations given or made by the Board (or by any one authorised by it) and promptly provide such explanations, information and assistance as to his activities or the business of the Company as the Board may reasonably require;

(d)	faithfully and loyally serve the Company to the best of his ability and use his utmost endeavours to promote its interests in all respects;

(e)	not engage in any activities which would detract from the proper performance of his duties hereunder, nor without the prior written consent of the Board in any capacity including as director, shareholder, principal, consultant, agent, partner or employee of any other company, firm or person (save as the holder for investment of securities which do not exceed three per cent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange) engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever;

(f)	not (and shall use every reasonable endeavour to procure that his wife, infant children and persons related to him within the meaning of the Income Tax Act (Canada) shall not) deal or become or cease to be interested in any securities of the Company or any Associated Company.

4.2	Notwithstanding the provisions of clause 4.1 the Company shall:

(a)	be entitled at any time to appoint another person or persons to act jointly with the Executive;

(b)	have the right to require the Executive at any time to carry out such special projects or functions commensurate with his abilities as the Company shall reasonably determine; and

(c)	following the giving of notice by either party to terminate this Agreement, be under no obligation to assign to or vest in the Executive any powers, duties or functions or to provide any work for the Executive and may at any time suspend the Executive from the performance of any duties or exclude him from any premises of the Company provided that this clause 4.2(c) shall only apply during such time that the Company is seeking to determine whether any disciplinary action against the Executive is appropriate and shall terminate immediately upon such determination being made by the Company.

5.	Remuneration

5.1	As remuneration for his services hereunder the Company shall pay to the Executive:

(a)	a salary at the rate of CAN$ 250,000 per annum (which is deemed to accrue from day to day) payable in arrears in equal twice monthly instalments on such days in each month as established from time to time in accordance with the Company’s policy for the payment of salaries, such salary being inclusive of any fees to which the Executive may be entitled as a director of the Company or any Associated Company;

(b)	the said salary shall be reviewed by the Remuneration Committee of the Board from time to time (but at least annually) and the rate thereof may be increased with effect from any such review date provided that any increase shall be subject to the approval of the Special Director under the Investment Agreement (as defined therein);

(c)	The Executive will be entitled to participate in a management incentive compensation scheme under which his participation level and maximum achievable amount will be not less than that currently in place under the existing Management Incentive Compensation Scheme (MIC) 1998.

5.2	The Executive hereby consents to the deduction of any sums owing by him to the Company at any time from his salary or any other payment due from the Company to the Executive and the Executive hereby also agrees to make any payment to the Company of any sums owed by him to the Company upon demand by the Company at any time.

6.	Pension and insurance benefits

6.1	The Executive shall be entitled to be a member of the New Canadian Pension Plan (the “Plan”), to be established at Completion, particulars of which may be obtained from the Company Secretary. The Executive’s membership in the Plan shall be subject to the provisions thereof as amended from time to time.

6.2	The Company shall provide the Executive with medical insurance and permanent health insurance, particulars of which may be obtained from the Company Secretary.

7.	Expenses

The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses properly and reasonably incurred by him in the performance of his duties hereunder and properly claimed and vouched for in accordance with the Company’s expense reporting procedure in force from time to time.

8.	Motor car

The Company shall provide the Executive with a motor car for his business and personal use of a type appropriate to the position of the Executive in accordance with the Company’s car scheme in operation from time to time. The Company shall contribute towards the insurance premiums, maintenance and repair expenses in connection with the motor car in accordance with the Company’s car scheme in operation from time to time. The Company shall have the right to change its arrangements for or to vary or withdraw any part or parts of the Company’s car scheme as it sees fit. The Executive shall at all times conform to all regulations which may from time to time be imposed by the Company with respect to motor cars provided by the Company for use by its personnel. Upon termination of his employment for whatever reason or if the Executive ceases for any reason to hold a valid driving licence the Executive shall forthwith return the motor car to the Company.

9.	Holidays and holiday pay

9.1	In addition to the normal statutory holidays the Executive shall be entitled to 25 working days’ paid vacation during each calendar year to be taken at such time or times as may be agreed with the Chief Executive Officer. The Executive may not without the consent of the Chief Executive Officer carry forward more than 5 days of any unused part of his vacation entitlement to a subsequent calendar year.

9.2	For the calendar year during which the Executive’s employment hereunder commences or terminates he shall be entitled to such proportion of his annual vacation entitlement as the period of his employment in each such year bears to one calendar year. Upon termination of his employment for whatever reason he shall if appropriate either be entitled to salary in lieu of any outstanding vacation entitlement or be required to pay to the Company any salary received in respect of holiday taken in excess of his proportionate vacation entitlement.

10.	Sickness/incapacity

10.1	The Company reserves the right to require the Executive (at the expense of the Company) to be examined by a medical adviser nominated by the Company and the Executive consents to the medical adviser disclosing the results of the examination to the Company and shall provide the Company with such formal consents as may be necessary for this purpose.

10.2	If the Executive shall be prevented by illness, accident or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Company Secretary’s office and if he is so prevented for seven or more consecutive days he shall if required by the Company provide an appropriate doctor’s certificate.

10.3	If the Executive shall be absent from his duties hereunder owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 10.1 he shall be paid his full remuneration for the first six months of such absence and thereafter such remuneration as the Board shall in its discretion decide PROVIDED that there shall be deducted from such remuneration any Statutory Sick Pay or any social security or other benefits payable to the Executive including any sums recoverable from a third party (other than permanent health insurance or the arrangements or plans taken out by the Executive) and any sums payable to the Executive under the permanent health insurance arrangement referred to in clause 6.2 above.

11.	Confidential information

The Executive shall not during his employment hereunder (save in the proper course thereof) or at any time after his termination for any reason whatsoever disclose to any person whatsoever or otherwise make use of any confidential or secret information of which he has or may have in the course of his employment hereunder become possessed relating to the Company or any Associated Company or any of its or their suppliers, agents, distributors or customers including without limiting the generality of the foregoing confidential or secret information relating to the business, technical processes, research or finances of any of the aforesaid (including customer and/or price lists) or relating to know-how, designs, inventions or improvements or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company or any Associated Company or any of its or their suppliers agents, distributors or customers.

12.	Inventions

12.1	Any discovery, invention, secret process or improvement made or discovered by the Executive (either alone or with others) during his employment in connection with or in any way affecting or relating to the business of the Company or any Associated Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed in writing to the Company and shall belong to and be the absolute property of the Company or such other body corporate as the Company may designate. For the avoidance of doubt this clause 12.1 shall not derogate from the statutory rights of the Executive in such inventions.

12.2	The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) apply or join in applying for patent or other similar protection in Canada or any other part of the world for any such invention, discovery, process or improvement as aforesaid and execute all instruments and do all such things necessary for vesting the said patent or other similar protection when obtained, or the benefit of any application, and all right, title to and interest in the same in the Company or its nominee absolutely.

12.3	To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute such deeds or documents and do all such acts and things and generally to use his name to give to the Company or its nominee the full benefit of the provisions of this clause and with respect to any third party a certificate in writing signed by any Director or the Company Secretary that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

13.	Copyright and designs

13.1	If during his employment hereunder the Executive shall at any time whether during the course of his normal duties or other duties specifically assigned to him (whether or not during normal working hours) either alone or in conjunction with any other person originate any design (whether registrable or not) or other work in which copyright or design rights may subsist he shall forthwith disclose the same to the Company.

13.2	The Executive hereby assigns to the Company all present and future copyright, design rights and other proprietary rights if any for the full term thereof throughout the world in respect of all designs or other works described in clause 13.1 except only those designs or other works written, originated, conceived or made by him wholly outside his normal working hours hereunder and wholly unconnected with his service hereunder.

13.3	It is agreed that the Company shall be treated as the original proprietor of any design of which the Executive may be the author in the circumstances described in clause 13.1.

13.4	The Executive agrees and undertakes that he will execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate the rights of the Company in respect of the matters referred to in this clause. To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to execute such deeds or documents and do all such acts and things as may be necessary or desirable to substantiate the rights of the Company in respect of the matters referred to in this clause.

13.5	The Executive hereby irrevocably waives all moral rights that he had or may have in any of the works referred to in clause 13.2.

14.	Gratuities and codes of conduct

14.1	The Executive shall not without the prior written consent of the Board directly or indirectly accept any commission, rebate, discount, gratuity or gift, in cash or in kind from any person who has or is likely to have a business relationship with the Company or any Associated Company and shall notify the Company upon acceptance by the Executive of any commission, rebate, discount, gratuity or gift.
14.2	The Executive shall comply with all codes of conduct from time to time adopted by the Board.

15.	Restrictive covenants

15.1	The Executive shall not without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company or any Associated Company):

(a)	for a period of 12 months after the termination of his employment hereunder be engaged or interested (whether as a director, shareholder, principal, consultant, agent, partner or employee) in any business concern (of whatever kind) which shall in Canada or in any other part of the world in which the Company or any Associated Company then carries on any part of its business be in competition with the Company or with any Associated Company in the provision of services or the manufacture, sale or supply of goods, being services or goods of a kind with which the Executive was concerned to a material extent during the period of one year prior to the termination of his employment with the Company PROVIDED always that nothing in this clause 15.1 (a) shall restrain the Executive from engaging or being interested as aforesaid in any such business concern insofar as his duties or work relate principally to services or goods of a kind with which the Executive was not concerned during the period of one year prior to the termination of his employment hereunder;

(b)	for a period of 12 months after the termination of his employment hereunder either on his own behalf or on behalf of any other person, firm or company in respect of any services of a kind provided or any goods of a kind sold or supplied by the Company and/or any Associated Company in respect of the provision or sale or supply of which the Executive may have been engaged during his employment with the Company or any Associated Company:

(i)	canvass, solicit or approach or cause to be canvassed, solicited or approached for orders; or

(ii)	directly or indirectly deal with

any person, firm or company who at the date of the termination of this Agreement or within one year prior to such date is or was a client or customer of the Company or any Associated Company or was in the habit of dealing under contract with the Company or any Associated Company;

(c)	for a period of 12 months after the termination of his employment hereunder either on his own behalf or on behalf of any other person, firm or company:

(i)	directly or indirectly solicit or entice or endeavour to solicit or entice away from the Company or from any Associated Company any employee of executive or managerial status engaged in its or their business and with whom the Executive had dealings at any time during the last year of his employment hereunder; and

(ii)	interfere or seek to interfere with the continuance of supplies to the Company and/or any Associated Company (or the terms relating to such supplies) from any suppliers who have been supplying goods, materials or services to the Company and/or any Associated Company at any time during the last year of his employment hereunder.

15.2	Whilst each of the restrictions in clauses 15.1(a), 15.1(b) and 15.1(c) are considered by the parties to be reasonable in all the circumstances as at the date hereof it is hereby agreed and declared that if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and/or any Associated Company but would be valid if words were deleted therefrom the said restrictions shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other restriction contained herein.

16. Termination by reconstruction or amalgamation

If the employment of the Executive hereunder shall be terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertaking of the Company not involving liquidation and the Executive is offered employment with the amalgamated or reconstructed company on terms generally not less favourable than the terms (including that the amalgamated or reconstructed company is acceptable to the Executive acting reasonably in good faith) of this Agreement and not involving any relocation of the Executive unless agreed with the Executive, the Executive shall have no claim against the Company in respect of the termination of his employment by the Company.

17. Termination of directorship

If the Executive for any reason ceases to be a director of the Company then the Company may terminate his employment hereunder forthwith, such termination to be without prejudice to any claim that the Executive may have for any breach of this Agreement.

18. Termination on the happening of certain events

The Company without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement may by notice in writing to the Executive forthwith terminate this Agreement if the Executive shall:

(a)	become bankrupt or become the subject of an interim order or make any arrangement or composition with his creditors; or

(b)	be convicted of any criminal offence (other than an offence under road traffic legislation in Canada or elsewhere for which a penalty other than imprisonment is imposed); or

(c)	be prevented by illness or otherwise from performing his duties hereunder for a consecutive period of six calendar months or for an aggregate period of six calendar months in any period of 12 calendar months; or

(d)	be guilty of any serious misconduct or dishonesty, any conduct tending to bring the Company or himself (in the reasonable opinion of the Company) into disrepute, or any material breach or persistent non-observance of any of the provisions of this Agreement or shall neglect fail or refuse to carry out duties properly assigned to him hereunder; or

(e)	is disqualified from being a director of any company by reason of an order made by any competent court; or

(f)	is guilty of any repeated breach or non-observance of any code of conduct or fails or ceases to be registered (where such registration is, in the reasonable opinion of the Board, required for the performance of his duties) by any regulatory body in Canada or elsewhere; or

(g)	materially breach (whether by one or more acts or omissions) any obligation contained in the Investment Agreement or if there occurs any breach of any undertaking given by him in the Investment Agreement and, where the breach is capable of remedy, fail to remedy the breach within 20 Business Days of being requested to do so in accordance with the terms thereof; or

(h)	materially breach (whether by one or more acts or omissions) any of the provisions of the Company’s Articles of Incorporation and, where the breach is capable of remedy, fail to remedy the breach within 20 Business Days of being requested to do so.

19.	Obligations upon termination of employment

Upon the termination of his employment hereunder for whatever reason the Executive shall:

(a)	forthwith tender his resignation as a Director of the Company and of any Associated Company without compensation. To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign any documents and do any things necessary to give effect thereto, if the Executive shall fail to sign or do the same himself;

(b)	deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any Associated Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any Associated Company or any supplier, agent, distributor or customer of the Company or any Associated Company, and he shall not without written consent of the Board retain any copies thereof;

(c)	if so requested send to the Company Secretary a signed statement confirming that he has complied with clause 19.(b); and

(d)	not at any time represent himself still to be connected with the Company or any Associated Company.

20.	Effect of termination of this Agreement

The expiry or termination of this Agreement howsoever arising shall not operate to affect any of the provisions hereof which are expressed to operate or have effect thereafter and shall not prejudice the exercise of any right or remedy of either party accrued beforehand.

21.	Other Terms and Conditions

21.1	The provisions of the Company’s standard terms and conditions of employment from time to time shall apply to the Executive’s employment hereunder except so far as inconsistent herewith.

(a)	The Executive’s continuous employment began on 6 November 1989. Employment of the Executive with a previous employer that is a group company counts as part of the Executive’s continuous employment with the Company.

(b)	The Executive’s hours of work shall be the normal hours of work of the Company which are from 8.00a.m. - 4.30 p.m. together with such additional hours as may be necessary for the proper discharge of his duties hereunder to the satisfaction of the Board.

(c)	If the Executive is dissatisfied with any disciplinary decision or if he has any grievance relating to his employment hereunder he should refer such disciplinary decision or grievance to the Board and the reference will be dealt with by discussion at and decision of a Board Meeting.

(d)	The Company is not a party to any collective agreement which affects the Executive’s employment.

(e)	Save as otherwise herein provided there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to vacation (including public holidays) or vacation pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment hereunder.

22.	Notices

Any notice to be given hereunder shall be in writing. Notice to the Executive shall be sufficiently served by being delivered personally to him or by being sent by first class post addressed to him at his usual or last known place of residence. Notice to the Company shall be sufficiently served by being delivered to the Company Secretary or by being sent by first class post to the registered office of the Company. Any notice if so posted shall be deemed served upon the third day following that on which it was posted.

23.	Previous agreements

This Agreement shall take effect in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company and the Executive relating to his employment which shall be deemed to have been terminated by mutual consent with effect from the commencement of the Agreement.

24.	Applicable law

The laws of Manitoba, Canada shall apply to this Agreement and the parties submit to the jurisdiction of the Courts of the Province of Manitoba, Canada.

IN WITNESS whereof this document has been duly executed and delivered as a deed the day and year first before written

Executed as a deed by	)
Standard Aero Limited	)		/s/ Robert Hamaberg
acting by	)		/s/ David Unruh
)

Director

Director/Secretary

Executed as a deed by		)
David W Shaw		)	/s/ David W Shaw
David W Shaw

)
in the presence of:		)

[Illegible]
Witness’s name and signature

[Illegible]
Witness’s address